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                                                                EXHIBIT 10.52


                               December 11, 1996


Mr. Gary Lockwood
President
PDMC
12752 State Road
Livonia, Michigan 48150

        RE:  Sale of Assets of Fairfield Dental Center, P.A.

Dear Gary:

        The purpose of this letter is to outline the terms and conditions under which we, or our assigns, will purchase and Princeton Medical Management Southeast, Inc., Princeton Dental Management Corporation, and Fairfield Dental Center, P.A., will sell all of the dental practice assets of the business known as "Fairfield Dental Center". The following represents our agreement and final offer which must be accepted by you in writing no later than 3:00 p.m. central time, December 12, 1996. If not accepted by you by that time, this offer is revoked:

        1. ASSETS. All tangible and intangible assets of the Fairfield Dental Center dental practice, including but not limited to, equipment, supplies, inventory, patient lists, patient records, accounts receivable, business records, employment agreements, furniture, fixtures and supplies all as a going concern. Accounts receivables collected by you after closing and related to the practice shall be immediately turned over to us. The executory contracts included as assets shall all be paid current as of the closing date and all assets shall be sold free and clear of all liens, claims and encumbrances. All amounts due and outstanding for the dental laser and photocopier, and related to periods of time up to and including the closing date, including but not limited to, all lease payments for said items of equipment shall be paid in full on or before closing.

        2. LIABILITIES. Except as specified below, we will assume no liabilities of the practice. We will assume obligations accruing after the closing date under executory contracts with personnel, and will assume obligations to personnel for paid time off accrued prior to closing. We will assume lease payment obligations accruing after closing for the dental laser and photocopier. All debts and liabilities of the practice accrued as of the closing date will be assumed and paid by you.

        3. CERTAIN TAXES. You will pay current as of the date of closing all tangible and intangible taxes related to the dental practice and its assets. You will also pay current as of the date of closing, all state and federal payroll taxes, including but not limited to, Medicare, unemployment, and Social Security.

        4. FRINGE BENEFITS. You will pay current through the date of closing all accrued but unpaid 401(k) deposits for all employees in the dental practice. All employment agreements with you will be paid current in all respects as of closing date, and will be terminated at closing.

        5. INSURANCE. You will pay current through the date of closing all insurance premiums for worker's compensation insurance, disability and medical insurance for personnel, and overhead
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Mr. Gary Lockwood
December 11, 1996
Page 2

contribution insurance. You will similarly pay current through the date of closing all premiums related to the building occupied by the practice.

        6. BUILDING LEASE. All amounts due under the building lease currently in existence will be paid current through the date of closing. At closing, the lease will be terminated.

        7. RECORD KEEPING. We will maintain in the ordinary course of business all prior business records of the practice and provide access to you. If, after closing, you require access to such records for any purpose, you shall pay to us the sum of Fifteen and No/100 Dollars ($15.00) per hour per person employed by us to assist you in compiling, duplicating, and mailing said records, plus out of pocket duplication or mailing costs.

        8. LEGAL FEES. We will each pay our own legal fees incurred by us in this transaction.

        9. PURCHASE PRICE. The purchase price to acquire the assets shall be a maximum of Four Hundred Seventy-Five Thousand and No/100 Dollars ($475,000.00) in cash or certified funds. In addition, the outstanding amount of all indebtedness due to Drs. Barfield and Payne by you under that certain acquisition promissory note in the original principal amount of $560,000.00 dated February 28, 1994 (said debt was $441,581.40 as of 8/15/96) shall be forgiven at closing.

        10. ESCROW. The sum of One Hundred Seventy-Five Thousand and No/100 Dollars ($175,000.00), from the purchase price will be placed in escrow with our attorney, Daniel R. Lozier, P.A. The escrow agent will hold said sum in an interest bearing account, and all interest will accrue to the benefit of the escrow account. For tax and banking purposes, you shall be deemed the owner of the account. Before closing, Buyer and Seller shall reach agreement on a detailed listing of all accounts payable and debts related to the practice which are to be paid from the escrow account. The escrow agent shall promptly make payments of all of said accounts in accordance with the agreed upon listing.
The account payable for Schein shall not be paid by the escrow agent until authorized by you. After payment of said agreed upon listed debts and accounts payable, any remaining balance of the escrow account shall continue to be held in escrow for a period of ninety (90) days following the date of closing. The purpose of said account will be to secure your obligations under this Agreement, including but not limited to your indemnification obligations set forth below. On expiration of said ninety (90) day period, any funds remaining in the escrow account, less retained funds to meet any then existing claims against the escrow account, shall be refunded to you.

        11. INDEMNIFICATION. You agreed to indemnify and hold us harmless from and against any and all liabilities, claims, obligations, debts and accounts payable related to the practice, and any and all costs or expenses, including reasonable attorney's fees, including those incurred by us in enforcing this indemnification obligation, as may be incurred by us as a result of any breach by you of this Agreement. This indemnification obligation shall be secured by the aforesaid escrow account
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Mr. Gary Lockwood
December 11, 1996
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        12.     HOUSE ACCOUNT.  Between the date hereof and closing, that
certain account at First of America Bank, Account No. 71921833-4330062334 shall remain open, and you shall make no withdrawals from said account, but rather, shall continue to fund said account as required to meet drafts against said account outstanding as of the closing date. All such drafts shall be approved in advance by you.

        13. DUE DILIGENCE. You shall immediately provide us with such information and records as we shall reasonably request to determine accounts payable, accounts receivable, liabilities, and other expenses of the practice, and to determine the nature and existence of the practice assets, executory contracts, financial affairs and related matters.

        14. FINANCING. We are seeking a commitment to borrow from a local lender the cash portion of the aforesaid purchase price, and this offer is contingent upon us receiving said commitment. We will apply for and diligently pursue the acquisition of said financing from a lender of our choosing.

        15. CLOSING. Closing shall occur on or before December 20, 1996, in Pensacola, Florida. Time is of the essence. Failure to close by said date shall render this Agreement null and void, and of no further force or effect.

        If these terms are acceptable to you, please indicate your acceptance by signing this letter below and returning it to us. Once signed, this letter shall be legally binding on each of us.

        Thank you for your consideration.

                                                Sincerely,

                                                Clem Barfield, D.D.S.
                                                ------------------------------
                                                Clem Barfield, D.D.S.

                                                Philip Payne, D.D.S.
                                                ------------------------------
                                                Philip Payne, D.D.S.

ACCEPTED BY:

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Gary Lockwood, as President of
the aforesaid Princeton entities

Date:
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